EXHIBIT 99.1

[LOGO]

NEWS RELEASE

FOR IMMEDIATE RELEASE

CONTACT:    John D. Hellmann, VP & CFO

 (510) 222-4405

SHOE PAVILION ANNOUNCES FOURTH QUARTER

AND ANNUAL 2003 OPERATING RESULTS

Pinole, California, March 1, 2004—Shoe Pavilion, Inc. (Nasdaq SmallCap Market: SHOE) today reported net income of $24,000 for the fourteen-week fourth quarter ended January 3, 2004, including a before tax charge of approximately $1.0 million for costs associated with the settlement of a wage and hour lawsuit, compared to a net loss of $354,000 or ($.05) per share for thirteen-week fourth quarter ended December 28, 2002. For the 53-week fiscal year ended January 3, 2004, the Company reported a net loss of $2.7 million or ($.40) per share compared to net income of $147,000, or $.02 per share for the 52-week fiscal year ended December 28, 2002.

The Company also announced that in December 2003 it had entered into a settlement of a wage and hour lawsuit filed in Los Angeles County Superior Court. Under the terms of the agreement, which must be approved by the court, the Company would pay store managers a stipulated cash settlement based upon the number of weeks worked for the period from April 1, 1998 through December 31, 2003. During the fourth quarter ended January 3, 2004 the Company recorded a reserve of approximately $1.0 million to cover the costs associated with the lawsuit settlement.

Net sales increased 7.6% to $22.2 million for the fourteen-week fourth quarter ended January 3, 2004, from net sales of $20.7million for the thirteen-week fourth quarter ended December 28, 2002. Comparable store net sales for the thirteen-weeks ended December 27, 2003 decreased 3.2%.

Net sales for the 53-week fiscal year ended January 3, 2004 were $83.6 million compared to net sales of $83.8 million for the 52-week fiscal year ended December 28, 2002. Comparable store net sales for the 52-week period ended December 27, 2003 decreased 3.9%.

During the quarter ended January 3, 2004 the Company closed one store in which the lease had expired and opened two stores bringing the total number of stores the Company operates to 85.

Shoe Pavilion is an independent off-price footwear retailer on the West Coast. It offers a broad selection of women’s, men’s and children’s designer label and name brand footwear such as Dr. Marten, Fila, Rockport, Timberland, Vans and Via Spiga, typically at 30% to 70% below department store regular prices for the same shoes. The Company has 85 stores in California, Washington and Oregon.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This press release contains certain forward-looking statements that are subject to risks and uncertainties that could cause the Company’s actual results to differ materially from management’s current expectations. These factors include, without limitation, competitive pressures in the footwear industry, changes in the level of consumer spending on or preferences in footwear merchandise, economic and other factors affecting the retail market conditions, the Company’s ability to purchase attractive name brand merchandise at reasonable discounts, the availability of desirable store locations as well as management’s ability to negotiate acceptable lease terms and maintain supplier and business relationships and open new stores in a timely manner. Other risk factors are detailed in the Company’s filings with the Securities and Exchange Commission. The Company intends these forward-looking statements to speak only at the time of this release and does not undertake to revise or confirm them as more information becomes available.

Shoe Pavilion, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except earnings per share and number of stores)

	14-Weeks ended January 3,	13-Weeks ended December 28,	53-Weeks ended January 3,	52-Weeks ended December 28,

	2004	2002	2004	2002
Net sales	$22,240	$20,675	$83,566	$83,782
Cost of sales and related occupancy expenses	14,699	14,752	59,519	57,294

Gross profit	7,541	5,923	24,047	26,488
Selling, general and administrative expenses (note 1)	7,446	6,434	28,356	26,158

Income (loss) from operations	95	(511)	(4,309)	330
Interest expense	(53)	(60)	(236)	(155)
Other income (expense), net	(19)	(40)	(19)	27

Income (loss) before income taxes	23	(611)	(4,564)	202
Income tax provision (benefit)	(1)	(257)	(1,836)	55

Net income (loss)	$24	$(354)	$(2,728)	$147

Earnings (loss) per share:
Basic	$0.00	$(0.05)	$(0.40)	$0.02
Diluted	$0.00	$(0.05)	$(0.40)	$0.02

Weighted average shares outstanding:
Basic	6,800	6,800	6,800	6,800
Diluted	6,801	6,800	6,800	6,806

Stores operated at end of period			85	88

Note 1: includes $1.0 million in the quarter and year ended January 3, 2004 for costs associated with the settlement of a wage and hour lawsuit.